Term Sheet Summary
PetVivo/Gel-Del Merger and Security Exchange Agreement

This binding Term Sheet ("Term Sheet") sets forth a summary of certain terms for completion of the Merger and Securities Exchange Agreement between PetVivo Holdings, Inc. and Gel-Del Technologies, Inc. Following the execution and delivery of this Term Sheet by all parties, the parties intend to negotiate in good faith and enter into one or more of the above mentioned agreements to be based in part on the terms set forth herein and subject to shareholder approval.

Item	Description
1. Overview	
1.1. Participants	PetVivo Holdings, Inc. ("PetVivo"), and Gel-Del Technologies, Inc. ("Gel-Del"). The parties herein may be referred to collectively as the "Parties" and/or individually as the "Party".
1.2. Business	Effectively merging Gel Del into PetVivo through a securities exchange of all Gel-Del shares for PetVivo shares as identified below.
2. Merger/Securities Exchange Agreement	
2.1. Securities Transfer	At the Closing, Gel-Del and the Gel-Del Shareholders shall complete a statutory stock exchange merger transaction with PetVivo which results in a stock exchange whereby PetVivo acquires 100% of all capital stock of Gel-Del in exchange for the greater of (i) Forty Million Dollars ($40,000,000) of the total Parent Stock including previous holdings held by Gel-Del or (ii) Thirty Percent (30%) of the total issued and outstanding shares of common stock, par value $0.001 per share, of PetVivo (the "Parent Stock"), excluding previous holdings by Gel-Del, wherein the Parent Stock is issued post-Closing of the merger of Gel-Del and Parent, and such Parent Stock shall be issued and delivered in such amounts based upon the pro rata ownership percentage of each shareholder of Gel-Del. Total shares issued and outstanding in Parent immediately prior to Closing shall include issued shares for first financing round exceeding Eight Million Dollars. All preferred shares of Gel-Del and any options or warrants or other convertible or exercisable securities of Gel-Del shall be converted or exercised into common shares of Gel-Del prior to the closing hereof. The new issuance of PetVivo Stock is in addition to all stock issued to Gel-Del prior to this merger. The parties hereto agree that PetVivo shall have the option to complete this statutory merger via a triangular transaction, whereby Gel-Del is the surviving corporation through a merger with a wholly owned subsidiary of PetVivo.
2.2. Conditions to Closing	The obligations of the Gel-Del Shareholders and Gel-Del to enter into and complete the Closing is subject, at the option of the Gel-Del Shareholders and Gel-Del, to the fulfillment on or prior to the Closing Date of the following conditions: (a) First Financing Completed. PetVivo shall have completed a first

Item	Description
	round of financing in an amount of at least Eight Million Dollars ($8,000,000) ("First Round Funds") on or before December 31, 2014 and shall have done a reverse split of at least 1 for 100 at least 30 days prior to Closing. PetVivo shall have issued the corresponding stock of PetVivo in exchange for the First Round Funds prior to Closing. (b) All conditions to list on Nasdaq will be met by the Closing. The application for listing on the Nasdaq will be filed on or before Closing. (c) Fees and Expenses. All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated. However, if such fees incurred by Gel-Del exceed Three Thousand Five Hundred Dollars ($3500), then PetVivo will be responsible for all additional costs/fees, if reasonable, to complete the Closing of this Agreement. Additionally, PetVivo shall provide Gel-Del Seventy-Five Thousand Dollars ($75,000) by June 4, 2014. (c) Key Management Engagement. Evidence of the election of John Lai as the Chief Executive Officer, and approved employee agreement for clawback terms by merger parties, Chairman and a member of the Board of Directors of PetVivo, David Masters as the President and Chief Technical Officer of PetVivo, Chief Executive Officer of the Gel-Del subsidiary operations company and a member of the Board of Directors of PetVivo, Randy Meyer as the Chief Operating Officer of the Gel-Del subsidiary operations company and Chief Financial Officer of PetVivo and an advisor to the Board of Directors of PetVivo, John F. Dolan as the General Counsel and an advisor to the Board of Directors of PetVivo and the Gel-Del subsidiary operations company, effective on the Closing Date. (d) Issuance of Shares to Gel-Del. Promptly following the Closing, PetVivo shall deliver to Gel-Del Shareholders certificates representing the new shares of Parent Stock issued to the Gel-Del Shareholders in such amounts as set forth on Schedule A, annexed hereto. (e) Operations Budget. Evidence of approval and agreement of a reasonable operations budget ("Budget"), according to market standards, to operate the operating subsidiaries (i.e. Gel-Del and PetVivo, Inc.) of the Parent (PetVivo Holdings).

Item	Description
	(f) Employee Contracts. Evidence of approval and agreement to employee contracts for David Masters as President and Chief Technology Officer of PetVivo Holdings and Chief Executive Officer of the operations company of PetVivo and Randall Meyer as Chief Financial Officer of PetVivo Holdings and Chief Operating Officer for the operations company of PetVivó; each contract shall include, for the full duration of employment, the following: i) a severance package for eighteen (18) months compensation if terminated, ii) a negotiated provision upon change of control of PetVivo to be agreed to by compensation committee of PetVivo Holdings; iii) to start compensation shall be at no less than the current salaries of Gel-Del with reasonable annual increases as agreed to by the compensation committee of Parent as defined by the top twenty-five (25%) of the market rate for equivalent companies for each position, respectively, including bonus packages for company and individual achievements. Pre-Merger PetVivo management member's compensation shall not be greater than management members specifically identified herein, for first three years post merger.
3. Management Equity Clawback	The management appointed at the time of Merger of PetVivo with Gel-Del Closing (i.e. John Lai, David Masters, Randy Meyer and John Dolan) shall be subject to the clawback provision identified below as a condition of the Merger as it relates to dilution. This Clawback provision shall require that these stock certificates will be held in escrow at time of closing so that they can be returned of the identified number of shares of PetVivo stock to PetVivo's treasury if the certain milestones are not achieved. The identified shares below will be held by the company in escrow at the Merger Closing, and then released to management members as the milestone is achieved if management member is still employed or consulting with company. These shares shall be non-voting shares while in escrow. The milestones and designated shares pending for each management team member is as follows: Milestone #1: Parent stock is traded on the Nasdaq or equivalent securities exchange and Parent Market Cap is at least $200 million for a period of ten (10) consecutive days any time between the six (6) month and the two-year anniversary of the Parent Stock being traded on the Nasdaq or an equivalent securities exchange. The weighted average Market Cap is the average Market Cap over a period of three months just prior to two-year anniversary. Also, the executives must be employed in good standing and not have been terminated for cause at the time of meeting the milestone.

Item	Description
	If Milestone #1 is not achieved the executives identified below will return to Parent the amount of Parent Stock, or an equivalent amount if stock is split, identified below: John Lai 525,000,000 John F. Dolan 175,000,000 David B. Masters 175,000,000 Randall A. Meyer 175,000,000 Milestone Extensions: Extensions can be granted to management if the Board of Directors allows management to continue with their positions and objectives to meet these milestones at a later time. Also, the clawback shall not be exercised if the drop in Market Cap or the failure to meet Nasdaq standards are due to issues related to the product safety and/or technical failure or unexpected market downturn(s).
4. Governance and Management	
4.1. Board	PetVivo Holding will have a Board that will have overall control and direction over PetVivo's business.
4.2. Members	A majority of the outstanding votes would be required for any matter submitted to a vote of the Members.
4.3. Board and Management Composition	PetVivo Holding will have the right to appoint directors and management. Original directors and officers of PetVivo will include John Lai as the Chief Executive Officer, Chairman and a member of the Board of Directors of PetVivo Holding, David Masters as the President and Chief Technical Officer of PetVivo Holding, Chief Executive Officer of the Gel-Del subsidiary operations company and a member of the Board of Directors of PetVivo Holding; Randy Meyer as the Chief Operating Officer of the Gel-Del subsidiary operations company and Chief Financial Officer of PetVivo Holding and an advisor to the Board of Directors of the PetVivo Holding; John F. Dolan as the General Counsel and an advisor to the Board of Directors of PetVivo Holding; all appointment mentioned above shall be effective on the Closing Date.

PETVIVO HOLDINGS, INC.

By: John Lai
Print Name: John Lai
Title: CEO

Date: May 28. 2014

GEL-DEL TECHNOLOGIES, INC.

By: David B. Masters
Print Name: David B. Masters
Title: CEO

Date: May 28, 2014